EXHIBIT B

             Offer to Purchase (with financial statements enclosed)

                 CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER
                            HEDGE FUND PORTFOLIOS LLC
                           399 Park Avenue, 7th Floor
                            New York, New York 10043

                    OFFER TO PURCHASE UP TO 5% OF OUTSTANDING
             MULTI-STRATEGY SERIES M UNITS AT SERIES NET ASSET VALUE
                             DATED OCTOBER 23, 2003

                    OFFER TO PURCHASE UP TO 5% OF OUTSTANDING
             MULTI-STRATEGY SERIES G UNITS AT SERIES NET ASSET VALUE
                             DATED OCTOBER 23, 2003

          LETTERS OF TRANSMITTAL WITH RESPECT TO EITHER SERIES MUST BE
              RECEIVED BY PFPC, INC. BY MONDAY, NOVEMBER 24, 2003.

       THE OFFER AND WITHDRAWAL RIGHTS WITH RESPECT TO EITHER SERIES WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON MONDAY, DECEMBER 1, 2003, UNLESS
                             SUCH OFFER IS EXTENDED


To the Members of
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:

         Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Company"), offers its units of liability company interests ("Units") in two, separate series designated as "Multi-Strategy Series M" and "Multi-Strategy Series G" (each a "Series" and together, the "Series"). The Company is offering to purchase for cash, securities or cash and securities on the terms and conditions set out in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer") up to 5% of its outstanding Multi-Strategy Series M Units and up to 5% of its outstanding Multi-Strategy Series G Units, in each case from the Members of the Company holding such Units, at their unaudited Series net asset value per Unit as of December 31, 2003. The Offer, as to either Series, will remain open until 12:00 midnight, New York time, on December 1, 2003 unless the Offer is extended as to a Series. (As used in this Offer, the term "Units," representing, as the context may require, Units of either or both Series of the Company, refers to the limited liability company interests in the Company representing beneficial interests in the Company and the relevant Series.) If the Company elects to extend the tender period as to a Series, for the purpose of determining the purchase price for tendered Units of the relevant Series, the Series net asset value will be determined as of the close of business on the last business day of the month after the month in which the Offer as to that Series actually expires (within 10 business days of such date). This Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company's Limited Liability Company Agreement dated as of November 19, 2002 (the "LLC Agreement").

         Members should realize that the value of the Units tendered in this Offer likely will change between September 30, 2003 (the last date for which Series net asset values were calculated) and December 31, 2003, the date for which the value of the Units tendered to the Company will be determined for purposes of calculating the purchase price of such Units. Members tendering all of their Units of a Series should also note that they will remain Members of the Company, with respect to the Units tendered and accepted for purchase by the Company, through December 31, 2003, the valuation date of the Offer as of which the Series net asset value of their Units is calculated. Any tendering Members that wish to obtain the estimated Series net asset value for their Units should contact PFPC, Inc. ("PFPC") the Company's agent designated for this purpose at
(800) 305-0816 or P.O. Box 219 Claymont, Delaware 19703, Attention: Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. IMPORTANT NOTE: Any estimated Series net asset value provided by PFPC will be based on information supplied by third parties and is provided to Members for convenience only and not pursuant to any obligation on the part of the Company. Neither the Company nor PFPC can give any assurances as to the accuracy of such information; nor can either give any assurance that the next regularly computed, monthly Series net asset value will not differ (sometimes significantly) from such estimated Series net asset value. Moreover, estimated information cannot be read as superseding any regularly computed, monthly Series net asset value.

         Members desiring to tender all or some of their Units in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to PFPC in the manner set out below. (Members desiring to tender Units of both Multi-Strategy Series M and Multi-Strategy Series G must complete and return a separate Letter of Transmittal with respect to each Series.)


                                    IMPORTANT

         NONE OF THE COMPANY, ITS MANAGING MEMBER, ITS ADVISER AND ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF UNITS TO TENDER.

         BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER A MEMBER SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE,

SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

         BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF UNITS OF EACH SERIES ELIGIBLE TO PARTICIPATE, NOT ALL UNITS TENDERED FOR PURCHASE BY MEMBERS MAY BE ACCEPTED FOR PURCHASE BY THE COMPANY. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS (INCLUDING AFFILIATES OF THE ADVISER) SEEKS TO TENDER A SIGNIFICANT NUMBER OF UNITS OF A SERIES OR WHEN A LARGE NUMBER OF INVESTORS IN A SERIES TENDER SIMULTANEOUSLY.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Questions, requests for assistance and requests for additional copies of the Offer may be directed to PFPC.

                                   PFPC, Inc.
                                  P.O. Box 219
                            Claymont, Delaware 19703

                        Attn: Tender Offer Administrator

                              Phone: (800) 305-0816

                               Fax:(302) 791-4018
                                 (302) 791-3045

         You may also direct questions or requests for assistance to your Smith Barney financial consultant. (Smith Barney is a division and service mark of Citigroup Global Markets, Inc.)

                                TABLE OF CONTENTS
                                -----------------



1.    Summary Term Sheet_______________________________________________________5
2.    Background and Purpose of the Offer______________________________________7
3.    Offer to Purchase and Price______________________________________________8
4.    Amount of Tender_________________________________________________________8
5.    Procedure for Tenders____________________________________________________9
6.    Withdrawal Rights_______________________________________________________10
7.    Purchases and Payment___________________________________________________10
8.    Certain Conditions of the Offer_________________________________________11
9.    Certain Information About the Company___________________________________12
10.   Certain Federal Income Tax Consequences_________________________________14
11.   Miscellaneous___________________________________________________________15

1.       SUMMARY TERM SHEET.

         This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully the entire Offer and the related Letter of Transmittal. Section references are to this Offer.

o The Company (referred to as "we" or the "Company" in this Summary of Terms) is offering to purchase up to 5% of its outstanding Multi-Strategy Series M Units and up to 5% of its outstanding Multi-Strategy Series G Units. We will purchase your Units at their unaudited Series net asset value per Unit (that is, the value of the Series' assets minus its liabilities, divided by the number of Units of the Series outstanding) determined as of the Valuation Date (as defined below). This Offer, as to both Series, will remain open until 12:00 midnight, New York time, on December 1, 2003 unless the Offer is extended as to a Series (the "Expiration Date"). If you desire to tender Units for purchase, however, you must do so by 12:00 midnight, New York time, on Monday, November 24, 2003 (the "Notice Date"). The Series net asset value will be calculated for this purpose as of December 31, 2003 or, if the Offer is extended as to a Series, as of the last business day of the month following the month in which the Offer as to that Series, actually expires (the "Valuation Date").

o The Company reserves the right to adjust the Valuation Date as to a Series to correspond with any extension of the Offer as to that Series.

o You may tender your Units (defined as a specific dollar value) up to an amount such that you maintain the minimum required Series capital account balance of $50,000 (or any lower amount equal to your initial Series subscription amount net of placement fees) after the purchase of Units. If you tender Units and we purchase those Units, we will issue you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the unaudited Series net asset value of the Units tendered determined as of December 31, 2003 (or if the Offer is extended as to the relevant Series, as of the Valuation Date for such Series) (valued in either case within 10 business days thereafter in accordance with the LLC Agreement). (Separate Notes will be issued as to each Series such that if you hold, and tender, Units of both Series that are accepted for purchase by the Company, you should expect to be issued two such Notes.)

o The Note will be held for you in your Smith Barney account designated for that purpose and will entitle you to a payment in cash and/or securities (valued according to the LLC Agreement) equal to the unaudited Series net asset value of your Units accepted for purchase by the Company to be paid to you within 30 days after the relevant Valuation Date or, if the relevant Series has requested withdrawals of capital from any investment funds in order to fund the purchase of Units, within 10 business days after the Series has received at least 90% of the aggregate amount withdrawn from such investment funds. If you wish to receive a copy of your Note, you may call PFPC at (800) 305-0816 to request that a copy be sent to you by mail.

o If you tender only a portion of your Units, you will be required to maintain a Series capital account balance equal to at least $50,000 (or any lower amount equal to your initial Series subscription amount net of placement fees). In addition to those circumstances described in Section 8 in which the Company is not required to accept tendered Units, we reserve the right to purchase less than the amount you tender if the purchase would cause your Series capital account to have less than the required minimum balance. See Section 4.

o If we accept all or a portion of the Units you tender, we will pay you the proceeds from one or more of the following sources: cash on hand, withdrawals of capital from the investment funds in which the relevant Series is invested, the proceeds of the sale of portfolio securities held by the relevant Series, or borrowings (which we do not intend to do). See Section 7.

o Following this Summary Term Sheet is a formal notice of our Offer to purchase your Units. If you desire to tender Units for purchase, you must do so by 12:00 midnight, New York time, on the Notice Date, November 24, 2003. Our Offer remains open to you until 12:00 midnight, New York time, on December 1, 2003, the expected Expiration Date of the Offer (notwithstanding that you must give notice of your intent to participate by November 24, 2003). Until that time, you have the right to change your mind and withdraw any tenders of your Units. If the Company has not yet accepted your tender of Units on or prior to December 19, 2003 (i.e., the date 40 business days from the commencement of the Offer as to each Series) you will also have the right to withdraw the tender of your Units. See Section 6.

o If you would like us to purchase all or some of your Units, you should complete, sign and either (i) mail (via certified mail return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to PFPC at P.O. Box 219, Claymont, Delaware 19703, attention: Tender Offer Administrator; or (ii) fax it to PFPC at (302) 791-4018 or (302) 791-3045, so that it is received before 12:00 midnight, New York time, on Monday, November 24, 2003. (If you hold, and desire to tender, Units of both Multi-Strategy Series M and Multi-Strategy Series G, you must complete, sign and return a separate Letter of Transmittal with respect to each Series.) IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO PFPC PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON MONDAY, November 24, 2003). See Section 5. The value of your Units may change between September 30, 2003 (the last date for which Series net asset values were calculated) and December 31, 2003, the date for which the Series net asset value of your investment will be determined for purposes of calculating the purchase price for your Units. See Section 3.

o As of September 30, 2003, the unaudited Series net asset value per Unit was $1,036.95 for Multi-Strategy Series M and $1,051.78 for Multi-Strategy Series G. If you would like to obtain the estimated Series net asset value of your Units, which we calculate from time to time based upon the information we receive from the managers of the investment funds in which a Series is invested, you may contact PFPC at P.O. Box 219, Claymont, Delaware 19703 or (800) 305-0816, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. See Section 3.

2.       BACKGROUND AND PURPOSE OF THE OFFER.

         The purpose of this Offer is to provide liquidity to the Members who hold Units in either Series of the Company, as contemplated by and in accordance with the procedures set out in the Company's confidential Private Placement Memorandum dated November 1, 2002 (the "Private Placement Memorandum") and the LLC Agreement. The Private Placement Memorandum and the LLC Agreement, which were provided to each Member in advance of subscribing for Units, provide that the board of directors of the Company (the "Board of Directors") has the discretion to determine (on a Series-by-Series basis) whether the Company will purchase Units from time to time from Members pursuant to written tenders. The Private Placement Memorandum also states that the Company's investment adviser, Citigroup Alternative Investments LLC (the "Adviser"), expects to recommend to the Board of Directors (again, on a Series-by-Series basis) that the Company purchase Units from Members semiannually each year, beginning on June 30, 2003 and thereafter on each December 31 and June 30 (or, if any such date is not a business day, on the immediately preceding business day). The Company previously offered to purchase Units of both Series from Members as of June 30, 2003.

         Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Company, the Board of Directors has determined to cause the Company to make this Offer, after consideration of various matters, including but not limited to those set out in the Private Placement Memorandum and the recommendation of the Adviser as to each Series. The Adviser expects to recommend to the Board of Directors that the Company offer to purchase Units of each Series on a semiannual basis each year, but the Board of Directors may determine not to accept such recommendations from time to time. In addition, the Adviser may in the future recommend that the Company purchase Units from Members more frequently (e.g., quarterly).

         The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in a Series of Members who do not tender their Units of that Series. Members who retain their Units may be subject to increased risks due to the reduction in the Series' net assets resulting from payment for the Units tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Company believes that this result is unlikely given the nature of the Company's investment program and the limited number of Units expected to be tendered for each Series. A reduction in the net assets of a Series (and thereby the Company as a whole) may result in Members who do not tender Units bearing higher costs to the extent that certain expenses borne by the Company and each Series are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made by new and existing Members from time to time. Payment for Units purchased pursuant to this Offer may also require a Series to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

         Units that are tendered to the Company in connection with the Offer will be retired, although the Company may issue additional Units of either Series from time to time in transactions not requiring registration of the Units under the Securities Act of 1933, as amended, in accordance with the Private Placement Memorandum. The Company currently expects that it will accept subscriptions for Units as of the first business day of each calendar month, but is under no obligation to do so, and may do so more frequently as determined by Citigroup Alternative Investments LLC (acting pursuant to administrative authority delegated by the Board of Directors).

         The tender of Units by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Company unless and until such Units are actually purchased. Also realize that although the Offer expires on December 1, 2003 (and that if you desire to tender Units, or a portion of Units, for purchase, you must do so by November 24, 2003), you remain a Member of the Company with respect to the Units you tendered that are accepted for purchase by the Company through December 31, 2003, the date for which the Series net asset value of your Units is calculated.

3.       OFFER TO PURCHASE AND PRICE.

         The Offer is for up to 5% of the Company's outstanding Multi-Strategy Series M Units and up to 5% of the Company's outstanding Multi-Strategy Series G units. The Company will, on the terms and subject to the conditions of the Offer, purchase Units that are tendered by Members by 12:00 midnight, New York time, on the Notice Date, which is Monday, November 24, 2003, and not withdrawn (as provided in Section 6 below) prior to 12:00 midnight, New York time, on Monday, December 1, 2003 (the "Initial Expiration Date"), or such later date as corresponds to any extension of the Offer as to the relevant Series. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended as to a Series is the Expiration Date as to such Series. The Company reserves the right to extend, amend or cancel the Offer (as to either Series or both) as described in Sections 4 and 8 below. The purchase price of Units tendered will be their unaudited Series net asset value per Unit as of September 30, 2003 or, if the Offer is extended as to a Series, as of the last business day of the month following the month in which the Offer expires as to such Series (such time and date, the "Valuation Date"), payable as set out in Section
7. As of the close of business on September 30, 2003, the unaudited Series net asset value of Multi-Strategy Series M was $53,792,502.67 (with an unaudited Series net asset value per Unit of $1,036.95) and the unaudited Series net asset value of Multi-Strategy Series G was $74,424,437.53 (with an unaudited Series net asset value per Unit of $1,051.78).

4.       AMOUNT OF TENDER.

         Subject to the limitations set out below, Members may tender their Units (defined as a specific dollar value) up to an amount such that they maintain the minimum required Series capital account balance of $50,000 (or any lower amount equal to a Member's Initial Series subscription amount net of placement fees) after the purchase of Units. If a Member tenders an amount that would cause the Member's Series capital account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be purchased from such Member with respect to the Series so that the required minimum balance is maintained or to purchase all of the Member's Units with respect to the Series. The Offer is being made to all Members of each Series of the Company and is not conditioned on any minimum amount of Units being tendered.

         If the amount of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 5% of its outstanding Multi-Strategy Series M Units and less than or equal to 5% of its outstanding Multi-Strategy Series G Units (or such greater amount as to either Series as the Company may elect to purchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Units of each Series so tendered unless the Company elects as to a Series to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than 5% of its outstanding Multi-Strategy Series M Units or more than 5% of its outstanding Multi-Strategy Series G Units are duly tendered to the Company prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Company will in its sole discretion as to such Series either (a) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) extend the Offer, if necessary, and increase the amount of Units that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept a portion of the Units tendered prior to or on the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units. The Offer (as to either Series or both) may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.       PROCEDURE FOR TENDERS.

         Members wishing to tender Units pursuant to the Offer should send or deliver by the Notice Date, November 24, 2003, a completed and executed Letter of Transmittal to PFPC, to the attention of Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to PFPC, to the attention of Tender Offer Administrator, at the fax numbers set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by PFPC, either by mail or by fax, no later than 12:00 midnight, New York time, on the November 24, 2003 (or if the Offer is extended as to either Series, no later than any later Notice Date for such Series).

         The Company recommends that all documents be submitted to PFPC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering Units including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination will be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member, and the Company's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Managing Member, the Adviser or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.       WITHDRAWAL RIGHTS.

         The Private Placement Memorandum and the LLC Agreement provide that a tender of Units may be withdrawn by a Member at any time before 12:00 midnight, New York time, Monday, December 1, 2003. Pursuant to Rule 13e-4(f)(2)(ii) of the Securities Exchange Act of 1934, if the Company has not yet accepted a Member's tender of Units on or prior to December 19, 2003 (i.e., the date 40 business days from the commencement of the Offer as to each Series), a Member will also have the right to withdraw its tender of such Units. To be effective, any notice of withdrawal must be timely received by PFPC at the address or fax numbers set out on the first page of the Letter of Transmittal. A form to use to give notice of withdrawal of a tender is available by calling PFPC at the telephone number indicated on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination will be final and binding. A tender of Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may be tendered again prior to the relevant Expiration Date by following the procedures described in Section 5.

7.       PURCHASES AND PAYMENT.

         For purposes of the Offer, the Company will be deemed to have accepted Units that are tendered as, if and when it gives written notice to the tendering Member of its election to purchase such Units. As stated in Section 3 above, the purchase price of Units tendered by any Member will be the Series net asset value per Unit thereof as of December 31, 2003, if the Offer expires on the Initial Expiration Date, and otherwise the Series net asset value per Unit thereof as of the last business day of the month following the month in which the Offer expires as to the relevant Series. The Series net asset value per Unit will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made. The Company will not pay interest on the purchase price.

         For each Member who tenders Units that are accepted for purchase, payment of the purchase price will consist of a Note, a non-interest-bearing, non-transferable promissory note entitling the Member to receive payment in an amount equal to the unaudited net asset value of such Units, determined as of the Valuation Date (within 10 business days of such date), which is expected to be on December 31, 2003. (Separate Notes will be issued as to each Series.) Payment of this amount will be made within 30 days after the Valuation Date or, if the relevant Series has requested withdrawals of its capital from any investment funds in order to fund the purchase of Units of that Series, no later than 10 business days after the Series has received at least 90% of the aggregate amount withdrawn from such investment funds.

         Although the Company has retained the option to pay all or a portion of the purchase price by distributing securities, the purchase price will be paid entirely in cash except in the unlikely event that Citigroup Alternative Investments LLC, acting as the Company's administrator, determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Company, the relevant Series or on the Members not tendering their Units.

         The Note pursuant to which a tendering Member will receive payment with respect to purchased Units will be held for the tendering Member in the Member's Smith Barney account designated for that purpose. Any subsequent cash payment on the Note will be made by wire transfer directly to the same account.

         The Company will make payment for Units it purchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) withdrawal of capital from the investment funds in which the relevant Series is invested; (c) the proceeds of the sale of securities and portfolio assets held by the relevant Series; and/or (d) possibly borrowings. Upon its acceptance of tendered Units for purchase, the Company (on a Series-by-Series basis) will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that a Series has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under any Note described above. None of the Company, the Board of Directors, the Managing Member, nor the Adviser have determined at this time to borrow funds to purchase Units tendered in connection with the Offer. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to fund any portion of the purchase price (as to either Series or both), subject to compliance with applicable law, through borrowings. If the Company funds any portion of the purchase price in that manner, it will deposit assets to serve as collateral for any amounts so borrowed in a special custody account with its custodian established for that purpose for the relevant Series. If the Company were to fail to repay any such amounts, the lender would be entitled to satisfy the Company's obligations with respect to the relevant Series from the collateral deposited in the special custody account for that Series. The Company expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Company with respect to the relevant Series by existing and/or new Members of such Series, withdrawal of such Series' capital from the investment funds in which it has invested or from the proceeds of the sale of securities held by such Series.

8.       CERTAIN CONDITIONS OF THE OFFER.

         The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer as to a Series is pending by notifying Members of such extension. In the event that the Company so elects to extend the tender period, for the purpose of determining the purchase price for tendered Units of the relevant Series, the net asset value per Unit of such Series will be determined as of the close of business on the last business day of the month following the month in which the Offer expires (within 10 business days of such date). During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to (as to either or both Series): (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Units tendered pursuant to the Offer; (b) amend the

Offer; and (c) postpone the acceptance of Units. If the Company determines as to a Series to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer as to the Series is open as provided above and will promptly notify the Members of the Series.

         The Company (as to either or both Series) may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if:
(a) the relevant Series would not be able to liquidate portfolio securities in a manner that is orderly and consistent with its stated investment objectives and policies in order to purchase Units tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company or the relevant Series, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company or the relevant Series, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions,
(iv) suspension of trading on any organized exchange or over-the-counter market where the Company or the relevant Series has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company or the relevant Series, (vi) material decrease in the net asset value of the relevant Series from the net asset value of such Series as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company, the relevant Series or the Members if Units tendered pursuant to the Offer were purchased; or (c) the Board of Directors determines that it is not in the best interest of the Company or the relevant Series to purchase Units pursuant to the Offer.

9.       CERTAIN INFORMATION ABOUT THE COMPANY.

         The Company is registered under the Investment Company Act of 1940 (the "1940 Act"), as a closed-end, non-diversified, management investment company offering its Units in two separate Series designated as Multi-Strategy Series M and Multi-Strategy Series G. It was organized as a Delaware limited liability company on August 16, 2002. Subscriptions for Units of both Series of the Company were first accepted for investment as of December 31, 2002. The principal office of the Company is located at 399 Park Avenue, 7th Floor, New York, New York 10043 and the telephone number is (212) 816-4999. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

         None of the Company, the Managing Member, the Adviser and the Board of Directors has any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Units (other than the Company's intention to accept subscriptions for Units on the first business day of each calendar month and from time to time as described in Section 7 above), or the disposition of Units (other than through periodic purchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or a Series; (3) any material change in the present distribution policy or indebtedness or capitalization of the Company or a Series; (4) any change in the present Board of Directors or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Company or a Series (other than as the Board of Directors determines may be necessary or appropriate to fund all or a portion of the purchase price for Units acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of such Series); (6) any other material change in the Company's corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Company.

         Based on September 30, 2003 Series net asset values, the following persons own Units equal in value to the following amounts (shown separately with respect to each Series):

----------------------------------------------------------------------------------------------------------------
                                                                           Approximate Percentage of
            Person               Multi-Strategy Series M Units        Multi-Strategy Series M's Net Capital
            ------               -----------------------------        -------------------------------------
----------------------------------------------------------------------------------------------------------------
Managing Member                                $0                                      0%
----------------------------------------------------------------------------------------------------------------
Adviser                                        $0                                      0%
----------------------------------------------------------------------------------------------------------------
Janet Holmes                                   $0                                      0%
----------------------------------------------------------------------------------------------------------------
Charles Hurty                                  $0                                      0%
----------------------------------------------------------------------------------------------------------------
Steven Krull                                   $0                                      0%
----------------------------------------------------------------------------------------------------------------
David Scudder                                  $0                                      0%
----------------------------------------------------------------------------------------------------------------
Clifford De Souza                              $0                                      0%
----------------------------------------------------------------------------------------------------------------
Citigroup FOF LLC                         $20,739,000                                38.5%
399 Park Avenue
7th Floor
New York, NY 10043
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                           Approximate Percentage of
            Person               Multi-Strategy Series G Units        Multi-Strategy Series G's Net Capital
            ------               -----------------------------        -------------------------------------
----------------------------------------------------------------------------------------------------------------
Managing Member                                $0                                      0%
----------------------------------------------------------------------------------------------------------------
Adviser                                        $0                                      0%
----------------------------------------------------------------------------------------------------------------
Janet Holmes                                   $0                                      0%
----------------------------------------------------------------------------------------------------------------
Charles Hurty                                  $0                                      0%
----------------------------------------------------------------------------------------------------------------
Steven Krull                                   $0                                      0%
----------------------------------------------------------------------------------------------------------------
David Scudder                                  $0                                      0%
----------------------------------------------------------------------------------------------------------------
Clifford De Souza                              $0                                      0%
----------------------------------------------------------------------------------------------------------------
Citigroup FOF LLC                         $21,035,520                                28.3%
399 Park Avenue
7th Floor
New York, NY 10043
----------------------------------------------------------------------------------------------------------------

         Citigroup FOF LLC is a wholly owned indirect subsidiary of Citigroup, Inc., the indirect parent company of the Adviser. Citigroup FOF LLC is the vehicle by which affiliates of the Adviser provided sponsorship capital with respect to each Series of the Company. It is not required to maintain its investment in either Series and may participate in the Offer as to either or both Series on the same terms as other Members.

         Other than those listed in the tables above, no person controlling the Company, the Managing Member or the Adviser nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Units of either Series of the Company. Unless otherwise noted, addresses for each of the persons listed above are provided in Item 3.

         Other than the issuance of Units by the Company in the ordinary course of business, there have been no transactions involving Units that were effected during the past 60 days by the Company, the Managing Member, the Adviser, any Director or any person controlling the Company, the Managing Member or the Adviser.

10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Company from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Units by the Company pursuant to the Offer.

         In general, a Member from whom Units are purchased by the Company will be treated as receiving a distribution from the Company with respect to the relevant Series of Units. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Units of that Series. A Member's basis in such Member's remaining Units of the Series will be reduced (but not below zero) by the amount of consideration received by the Member from the Company in connection with the purchase of Units of the Series. A Member's basis in such Member's Units of a Series generally will be adjusted for Series income, gain, deduction or loss allocated (for tax purposes) to such Member for periods prior to the purchase of the Units by the Company. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Units generally is taxable as capital gain (provided that the Units are held as capital assets) except that the gain will be treated as ordinary income to the extent (if any) of the Member's allocable share of certain ordinary income assets of the Company. Since the Company will have been in existence for less than one year throughout the term of the Offer, and thus the Members will have held their Units for the short-term capital gain period, any such gain recognized by a Member will be treated as short-term capital gain. A Member all of whose Units in a Series are purchased by the Company may recognize a loss, but only to the extent that the amount of consideration received from the Company is less than the Member's then adjusted tax basis in such Member's Units of the Series.

11.      MISCELLANEOUS.

         The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.

However, the Company reserves the right to exclude Members from the Offer (as to either Series or both) in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

         The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting PFPC at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and for a fee may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549.

                                     ANNEX A

  [Unaudited Financial Statements for the Semi-Annual Period April 1, 2003 to
                              September 30, 2003]